VYNE THERAPEUTICS INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK
PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW
The undersigned, David Domzalski, does hereby certify that:
1.    David Domzalski is the Chief Executive Officer of VYNE THERAPEUTICS INC., a Delaware corporation (the “Corporation”).
2.    The Corporation is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share.
3.    The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):
WHEREAS, the certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 20,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;
WHEREAS, the Board of Directors is authorized to determine and fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof; and
WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock having a par value of $0.0001 per share, designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which shall consist of 3,000 shares of the preferred stock (the “Preferred Stock”), which the Corporation has the authority to issue, as follows:
NOW, THEREFORE, BE IT RESOLVED that, pursuant to the authority granted to and vested in the Board of Directors in accordance with applicable law and the provisions of the Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for 3,000 shares of the Corporation’s authorized Preferred Stock to be designated and issued as the “Series A Convertible Preferred Stock,” having the relative rights, powers, preferences and limitations that are set forth as follows:
Section 1.Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Certificate of Designation” shall mean this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

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“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, Preferred Stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
“Conversion Shares” means the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.
“Conversion Shares Registration Statement” means the registration statement(s) that registers the resale of all Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements set forth in the Registration Rights Agreement.
“Delisting Event” is deemed to occur when, after the Original Issue Date, the shares of Common Stock are no longer listed on a Trading Market.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Holder” shall mean each of the holders of the Series A Preferred Stock.
“Original Issue Date” means the date of the first issuance of any shares of Series A Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Proposal” means the proposal submitted by the Board of Directors to the stockholders of the Corporation to adopt and approve an amendment to the Certificate of Incorporation to effect the Reverse Stock Split.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Securities Purchase Agreement among the Corporation and the original Holders, as amended, modified, or supplemented from time to time in accordance with its terms.
“Requisite Holders” means the holders of at least a majority in voting power of the outstanding shares of Series A Preferred Stock.
“Reverse Stock Split” means a reverse stock split of the outstanding shares of Common Stock at the ratio set forth in the Proposal that is to be effected by the filing and effectiveness of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Purchase Agreement” means the Securities Purchase Agreement entered into by and between the Corporation and the Holders on or about the Original Issue Date for the purchase of the Series A Preferred Stock.
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation, with a mailing address of 6201 15th Avenue, Brooklyn, New York 11219, and any successor transfer agent of the Corporation.
Section 2.Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series A Preferred Stock and the number of shares so designated shall be 3,000 (which shall not be subject to increase without the written consent of the Requisite Holders). Each share of Series A Preferred Stock shall have a

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par value of $0.0001 per share and a stated value equal to $100.00 per share (the “Stated Value”). Unless otherwise determined by the Board of Directors, the shares of Series A Preferred Stock shall be uncertificated and issued and maintained in electronic book-entry form.
Section 3.Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 8, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-converted to Common Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock, subject to and in accordance with Section 8 below. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.
Section 4.Voting Rights.
a)Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. Each share of Series A Preferred Stock shall entitle the holder thereof (i) to vote exclusively on the Proposal and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Proposal (and the Series A Preferred Stock shall not be entitled to vote on any other matter except to the extent required under the General Corporation Law of the State of Delaware) and (ii) to 1,000,000 votes per each share of Series A Preferred Stock and shall, except as required by law, vote together with the Common Stock and any other issued and outstanding shares of Preferred Stock of the Corporation entitled to vote, as a single class; provided, however, that such shares of Series A Preferred Stock shall, to the extent cast on the Proposal, be automatically and without further action of the Holders voted in the same proportion as shares of Common Stock (excluding abstentions and any shares of Common Stock that are not voted) and any other issued and outstanding shares of Preferred Stock of the Corporation entitled to vote (other than this Series A Preferred Stock or shares of such Preferred Stock not voted) are voted on the Proposal and any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Proposal. Notwithstanding the provisions set forth in this Section 4, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) issue additional shares of Series A Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.
Section 5.Liquidation.
b)(i) For as long as any portion of the Series A Preferred Stock remain outstanding and unconverted or unredeemed, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders of the Series A Preferred Stock then outstanding shall be entitled to be paid in cash an amount per share of Series A Preferred Stock equal to one hundred and thirty percent (130%) of the Stated Value (the “Liquidation Amount”), or (ii) in the event of a Deemed Liquidation Event (as defined below), the Holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the Liquidation Amount. After the payment to the Holders of the Series A Preferred Stock of all amounts distributable pursuant to this Section 5, the Holders of outstanding shares of Series A Preferred Stock will have no right or claim, based on their ownership of shares of Series A Preferred Stock, to any of the remaining assets of the Corporation by reason of their ownership of Series A Preferred Stock. For the avoidance of doubt, any remaining assets available for distribution to the stockholders of the Corporation after payment in full of the Liquidation Amount, or in the case of a Deemed Liquidation Event, the consideration not payable to the Holders of Series A Preferred Stock as set forth above or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder. If upon any such Liquidation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 5, the Holders of shares of Series A Preferred Stock shall share ratably and on a pari passu basis in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
c)Deemed Liquidation Events.
i.Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

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(a)a merger or consolidation in which:
(i)the Corporation is a constituent party; or
(ii)a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except that a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(b)(1) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Corporation.
ii.Effecting a Deemed Liquidation Event.
(c)The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(b)(i)(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with this Section 5.
(d)In the event of a Deemed Liquidation Event referred to in Section 5(b)(i)(a)(ii) or Section 5(b)(i)(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of the Series A Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation (or via e-mail) not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law (the “Available Proceeds”), on the one hundred fiftieth (150th) day after the effective time of such Deemed Liquidation Event, to redeem, on a pari passu basis, all outstanding shares of Series A Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law.
i.Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
Section 6.Conversion.
a)Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after fifteen (15) Business Days following the earlier of (i) the date of

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approval of the Proposal or (ii) the date the Corporation otherwise satisfies the Trading Market listing requirements, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Sections 6(d) and 6(e)) determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price (as defined below) then in effect, rounded down to the nearest whole share (with cash paid in lieu of any fractional shares pursuant to Section 6(c)(vi)). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers, by e-mail or any other method by which notice may be given, Notice of Conversion to the Corporation (such date, the “Conversion Date”). Upon delivery of the Notice of Conversion, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Conversion Shares with respect to which the shares of Series A Preferred Stock have been converted irrespective of the date of delivery of the Conversion Shares. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversion of shares of Series A Preferred Stock, a Holder shall not be required to surrender the book-entry statement(s) evidencing such shares of Series A Preferred Stock to the Corporation.
b)Conversion Price. The conversion price per Conversion Share for the Series A Preferred Stock shall equal, with respect to any Conversion Date on which shares of Series A Preferred Stock are being converted pursuant to this Section 6, the lesser of (i) the closing sale price of the Corporation’s Common Stock on the Trading Day immediately prior to the Original Issue Date and (ii) the average of the closing sale prices for the Common Stock on the five (5) Trading Days immediately prior to the Original Issue Date, subject to adjustment as provided herein (the “Conversion Price”); provided, that the Conversion Price shall not fall below the par value per share of the Common Stock and shall not exceed thirty-five cents ($0.35) per share, in each case, as adjusted to give effect to the Reverse Stock Split.
c)Mechanics of Conversion.
i.Delivery of Conversion Shares Upon Conversion. Promptly after each Conversion Date but in any case within the earlier of (i) two (2) Trading Days and (ii) the Standard Settlement Period (as defined below) thereof (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock, which Conversion Shares shall be issued free of restrictive legends and trading restrictions, except as required by applicable law, and a wire transfer of immediately available funds for cash in lieu of any fractional shares (calculated in accordance with the provisions of Section 6(c)(vi)), plus the amount of accrued and unpaid dividends, if any. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Transfer Agent is then a participant in the DTC Fast Automated Securities Transfer Program, or otherwise by physical delivery of a book-entry statement(s), registered in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address specified by the Holder in the Notice of Conversion. If the number of shares of Series A Preferred Stock to be converted pursuant to the applicable Notice of Conversion is less than the number of shares of Series A Preferred Stock owned by the Holder immediately prior to the conversion effected pursuant to the applicable Notice of Conversion, then the Corporation shall, at its own expense, deliver (or cause its Transfer Agent to deliver) to the converting Holder a new book-entry statement, registered in the name of the Holder or its designee, evidencing the number of shares of Series A Preferred Stock equal to (x) the number of shares of Series A Preferred Stock owned by the Holder immediately prior to the conversion effected pursuant to the applicable Notice of Conversion, less (y) the number of shares of Series A Preferred Stock converted pursuant to the applicable Notice of Conversion. The Corporation agrees to maintain a transfer agent that is a participant in the DTC Fast Automated Securities Transfer Program so long as any shares of Series A Preferred Stock remain outstanding. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.
ii.Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion pursuant to the applicable Notice of Conversion and (i) the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion and (ii) the Corporation shall, at its own expense, deliver (or

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cause its Transfer Agent to deliver) to the converting Holder a new book-entry statement, registered in the name of the Holder or its designee, evidencing the number of shares of Series A Preferred Stock owned by the Holder immediately prior to the conversion pursuant to the applicable Notice of Conversion.
iii.Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any Person associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment in its favor. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. To the maximum extent permitted by applicable law, nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. To the maximum extent permitted by applicable law, the exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.
iv.Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. To the maximum extent permitted by applicable law, nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.
v.Reservation of Shares Issuable Upon Conversion. From and after the date of effectiveness of the Reverse Stock Split, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Series A Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall,

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upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).
vi.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.
vii.Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, all of which taxes shall be paid by the Corporation, and such Conversion Shares shall be issued in the name of such Holder or in such name or names as may be directed by such Holder, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.
viii.Registration; Book-Entry. The Corporation or its Transfer Agent shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series A Preferred Stock and the Stated Value of such shares.
Each Holder and the Corporation shall maintain records showing the shares of Series A Preferred Stock converted and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a book-entry statement upon conversion. If the Corporation or its Transfer Agent, as applicable, does not update the Register to record such conversion of shares of Series A Preferred Stock and the dates of such conversions within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.
ix.Pro Rata Conversion; Disputes. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Series A Preferred Stock submitted for conversion, the Corporation shall convert from each Holder electing to have Series A Preferred Stock converted on such date a pro rata amount of such Holder’s shares of Series A Preferred Stock submitted for conversion on such date based on the number of Shares of Series A Preferred Stock submitted for conversion on such date by such Holder relative to the aggregate number of shares of Series A Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of Conversion Shares issuable to a Holder in connection with a conversion of Series A Preferred Stock, the Corporation shall issue to such Holder the number of Conversion Shares not in dispute and use commercially reasonable efforts to resolve such dispute with such Holder.
a)Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of the Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares

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of Series A Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder understands and acknowledges that the Corporation is not representing to the Holder that the calculations and determinations set forth in this Section 6(d) are in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to filed in accordance therewith. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder (which may be via e-mail), the Corporation shall within one Trading Day confirm orally and in writing or by email to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or upon the election by a Holder prior to the issuance of any shares of Series A Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock, if any, held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series A Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock held by Holder, if any, and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.
The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.
b)Nasdaq Issuance Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to issue any shares of Common Stock, and the Holders shall not have the right to receive, upon conversion or redemption of the Series A Preferred Stock, taken as a whole, any shares of Common Stock to the extent such issuance of shares of Common Stock would exceed that number of shares of Common Stock which the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Securities Purchase Agreement (including pursuant to this Certificate of Designation) without breaching the Corporation’s obligations under the rules and regulations of the Nasdaq Capital Markets (the “Exchange Cap”). In furtherance of the above, no holder of Series A Preferred Stock shall be issued, in the aggregate pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the original Stated Value of such Holder’s Series A Preferred Stock and the denominator of which is the aggregate Stated Value of all Series A Preferred Stock issued on the Original Issue Date to all Holders (with respect to each Holder, the “Exchange Cap Allocation”). In the event that the Holder shall sell or otherwise transfer any of the Holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of the Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Series A Preferred Stock shall convert all of such holder’s Series A Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Series A Preferred Stock on a pro rata basis in proportion to the shares of Series A Preferred Stock then held by each such Holder.
Section 7.Redemption.
d)Redemption by the Corporation. To the maximum extent permitted by Delaware law, the Corporation may, at any time during the fifteen (15) Business Days following the approval of the Proposal (such

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period the “Company Redemption Period” and such redemption date, the “Corporation Redemption Date”), redeem in cash all or any portion of the Series A Preferred Stock (without regard to the Beneficial Ownership Limitation) at a price per share equal to one hundred and twenty percent (120%) of the Stated Value (the “Corporation Redemption Price”). The Corporation shall send written notice (a “Corporation Redemption Request”) of any redemption pursuant to this Section 7(a) to each Holder of record of any shares of Series A Preferred Stock to be redeemed, not more than 30 days nor less than 5 days prior to the Corporation Redemption Date. Such Corporation Redemption Request shall set forth in reasonable detail (i) the Corporation Redemption Date, (ii) the number of shares of Series A Preferred Stock held by the Holder that the Corporation will redeem on such Corporation Redemption Date, and (iii) a calculation specifying the amount owed to such Holder by the Corporation with respect to the shares of Series A Preferred Stock to be redeemed. A Corporation Redemption Request shall not be effective if received by the Holder before the date of the approval of the Proposal. If, on a Corporation Redemption Date, Delaware law prevents the Corporation from redeeming all shares of Series A Preferred Stock scheduled to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. Notwithstanding the provisions set forth in this Section 7(a), if the Corporation receives a Holder Redemption Request pursuant to Section 7(b), the Corporation shall no longer be permitted to redeem any portion of the Series A Preferred Stock covered by such Holder Redemption Request pursuant this Section 7(a).
e)Holder Redemption. To the maximum extent permitted by Delaware law, beginning on the day following the expiration of the Company Redemption Period, each Holder of Series A Preferred Stock may cause the Corporation at any time and from time to time (such date, the “Holder Redemption Date”) to redeem in cash all or any portion of the Series A Preferred Stock held by such Holder (without regard to the Beneficial Ownership Limitation) at a price per share equal to one hundred and thirty percent (130%) of the Stated Value (the “Holder Redemption Price”). Each holder of record of any shares of Series A Preferred Stock seeking redemption shall send written notice (a “Holder Redemption Request”) of any redemption pursuant to this Section 7(b) to the Corporation, not more than 30 days nor less than 5 days prior to the Holder Redemption Date. Such Holder Redemption Request shall set forth in reasonable detail (i) the Holder Redemption Date, (ii) the number of shares of Series A Preferred Stock held by the holder that the Corporation will redeem on such Holder Redemption Date, and (iii) a calculation specifying the amount owed to such Holder by the Corporation with respect to the shares of Series A Preferred Stock to be redeemed. A Holder Redemption Request shall not be effective if received by the Corporation less than 5 days after the date of the Reverse Stock Split. If on the Holder Redemption Date, Delaware law prevents the Corporation from redeeming all shares of Series A Preferred Stock scheduled to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. Notwithstanding the provisions set forth in this Section 7(b), if the Holder receives a Corporation Redemption Request pursuant to Section 7(a), the Holder shall no longer be permitted to redeem any portion of the Series A Preferred Stock covered by such Corporation Redemption Request pursuant this Section 7(b).
f)Automatic Redemption. To the maximum extent permitted by Delaware law, upon a Delisting Event (such date, the “Automatic Redemption Date”), subject to the conversion provisions set forth in Section 6(a), the Series A Preferred Stock held by each Holder of record shall be automatically redeemed at a price per share equal to one hundred and thirty percent (130%) of the Stated Value (the “Automatic Redemption Price”). The Corporation shall send written notice (an “Automatic Redemption Notice”) of any redemption pursuant to this Section 7(c) to each Holder of record of any shares of Series A Preferred Stock within 5 Business Days following such Delisting Event. Such Automatic Redemption Notice shall set forth in reasonable detail (i) the Automatic Redemption Date, (ii) the number of shares of Series A Preferred Stock held by the Holder that the Corporation will redeem on such Automatic Redemption Date, and (iii) a calculation specifying the amount owed to such Holder by the Corporation with respect to the shares of Series A Preferred Stock to be redeemed. If, on an Automatic Redemption Date, Delaware law prevents the Corporation from redeeming all shares of Series A Preferred Stock scheduled to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.
g)Rights Subsequent to Redemption. If on a Corporation Redemption Date, Holder Redemption Date or Automatic Redemption Date, as applicable (each, a “Redemption Date”), the Corporation Redemption Price, Holder Redemption Price or Automatic Redemption Price, as applicable (each, a “Redemption Price”), payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest.
Section 8.Certain Adjustments.

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a)Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split, including the Reverse Stock Split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8 shall become effective immediately after the effective date of the dividend, distribution, subdivision, combination or re-classification.
b)Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
c)Notice to the Holders.
i.Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each Holder, by email or any other method by which notice may be given, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the adjustment required to be specified in such notice.
ii.Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on the Common Stock or shall repurchase the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall email to each Holder at its last email address as it shall appear upon the stock ledger of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of its subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Holder’s shares of Series A Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
Section 9.Miscellaneous.
a)Governing Law. This Certificate of Designation shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Certificate of Designation or any of the transactions contemplated by this Certificate of Designation, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has

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jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9(a); (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(a) of this Certificate of Designation; and (f) irrevocably and unconditionally waives the right to trial by jury. In any action at law or suit in equity to enforce this Certificate of Designation or the rights of any of the Parties, the prevailing party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
b)Notices. Any and all notices or other communications or deliveries to be provided by the Holders shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 685 Route 202/206, Suite 301A, Bridgewater, New Jersey 08807, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Securities Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
c)Waiver. Any waiver by the Corporation or a Holder of a right or preference granted herein or a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.
d)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
e)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
f)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
g)Status of Converted or Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.
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RESOLVED, FURTHER, that any of the president and the secretary of the Corporation be and each hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 14th day of November, 2022.
/s/ David Domzalski__________
Name: David Domzalski
Title: Chief Executive Officer

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ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of VYNE THERAPEUTICS INC., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
Conversion calculations:
Date to Effect Conversion:
Number of shares of Series A Preferred Stock owned prior to Conversion:
Number of shares of Series A Preferred Stock to be Converted:
Stated Value of shares of Series A Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Preferred Stock subsequent to Conversion:
Address for Delivery:
or
DWAC Instructions:
Broker no:
Account no:
[HOLDER]
By:
Name:
Title:

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